Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-1 (File No. 333 292401), S-3 (File No. 333-295366), and S-8 (File No. 333-295611) of our reports dated June 25, 2026, with respect to the consolidated financial statements of Capstone Energy +, Inc. included in this Annual Report on Form 10-K for the years ended March 31, 2026 and 2025.

/s/ CBIZ CPAS P.C.

Los Angeles, California

June 25, 2026